Exhibit 99.1

Provident Bancorp, Inc. Reports Earnings for the September 30, 2018 Quarter

Company Release – 10/18/2018

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended September 30, 2018 of $2.1 million, or $0.22 per diluted share, compared to $2.8 million, or $0.30 per diluted share, for the three months ended September 30, 2017. Net income for the nine months ended September 30, 2018 was $6.5 million, or $0.70 per diluted share, compared to $6.2 million, or $0.67 per diluted share, for the nine months ended September 30, 2017.

“We continue to experience a steady improvement in our Efficiency Ratio through increased Net Interest Margin and continued management of noninterest expenses. Our Efficiency Ratio improved to 62.37% for the nine months ending September 30, 2018, compared to 65.50% for the same period in 2017. Net Interest Margin continues to climb and is currently at 4.27%, up from 3.87% for the same period in 2017. Loan growth also remains steady despite a decline in our commercial real estate portfolio, a result of refinancing out of the bank at lower rates. However, our commercial and industrial portfolio continues to experience significant growth and is the primary driver of our increased Net Interest Margin,” stated David P. Mansfield, Chief Executive Officer of The Provident.  “I am proud to report that Provident Bancorp, Inc. was one of only three New England banks to earn a spot on Sandler O’Neill’s top 30 Sm-All Stars Class of 2018 list, identifying the top performing small-cap banks and thrifts in the country. It is quite an achievement to be recognized as one of the highest performing institutions in the country and further validates our standing as THE Commercial Bank in the communities we serve.”

Net interest and dividend income before provision for loan losses increased by $1.2 million, or 14.2%, compared to the three months ended September 30, 2017 and increased by $3.8 million, or 16.1%, compared to the nine months ended September 30, 2017. The growth in net interest and dividend income this quarter over the prior year’s third quarter is primarily the result of an increase in our average interest earning assets of $27.6 million, or 3.3%, and an increase in net interest margin of 42 basis points to 4.31%. The growth in net interest income for the nine months ended September 30, 2018 compared to the same period in 2017 is primarily the result of an increase in average interest earning assets of $42.1 million, or 5.2%, and an increase of the net interest margin of 40 basis points to 4.27%.

Provisions for loan losses of $1.4 million were recognized for the three months ended September 30, 2018 compared to $1.0 million for the same period in 2017. For the nine months ended September 30, 2018, $2.7 million of provisions were recognized compared to $2.5 million for the nine months ended September 30, 2017. The changes in the provision were based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends.

The allowance for loan losses as a percentage of total loans was 1.40% as of September 30, 2018 compared to 1.30% as of December 31, 2017. The allowance for loan losses as a percentage of non-performing loans was 151.40% as of September 30, 2018 compared to 108.02% as of December 31, 2017. Non-performing assets were $7.4 million, or 0.80% of total assets as of September 30, 2018 compared to $9.0 million, or 1.00% of total assets as of December 31, 2017. The non-performing assets at September 30, 2018 consist primarily of three commercial and industrial relationships and one commercial real estate relationship. Impairment was evaluated and specific reserves of $459,000 were allocated during the three months ended September 30, 2018. During the third quarter of 2018, an additional charge-off of $790,000 was taken on a nonaccrual commercial real estate loan. The charge-off was based on a recent real estate appraisal less estimated costs to sell.

Noninterest income decreased $1.8 million, or 63.4%, to $1.1 million for the three months ended September 30, 2018 compared to $2.9 million for the three months ended September 30, 2017. The decrease is primarily due to a decrease in gains on sales of securities of $1.9 million. For the nine months ended September 30, 2018, noninterest income decreased $2.3 million, or 41.7%, to $3.2 million compared to $5.5 million for the nine months ended September 30, 2017. The decrease is primarily due to decreased gains on sales of securities of $2.4 million.

Noninterest expense increased $309,000, or 5.2%, to $6.2 million for the three months ended September 30, 2018 compared to $5.9 million for the three months ended September 30, 2017. The primary reason for the increase for the three months ended September 30, 2018 is salary and employee benefits expense and professional fees. The increase of $202,000, or 5.1%, for the three months ended September 30, 2018 in salary and employee benefits was primarily due to a higher number of lenders compared to September 30, 2017. The increase of $47,000, or 20.7%, for the three months ended September 30, 2018 in professional fees was primarily due to increased legal expenses related to certain subordinated lienholders that are disputing the priority of the Bank’s liens and the right of the Bank to retain proceeds from a foreclosure sale. For the nine months ended September 30, 2018, noninterest expense increased $1.6 million, or 9.2%, to $19.0 million compared to $17.4 million for the nine months ended September 30, 2017. For the nine months ended September 30, 2018, the primary reason for the increase is salaries and employee benefits expense, professional fees, and other expense. The increase of $1.2 million, or 10.8%, for the nine months ended September 30, 2018 in salary and employee benefits was primarily due to a higher number of lenders compared to September 30, 2017. The increase of $195,000, or 29.7%, for the nine months ended September 30, 2018 in professional fees was primarily due to increased legal expenses related to certain subordinated lienholders that are disputing the priority of the Bank’s liens and the right of the Bank to retain proceeds from a foreclosure sale. The increase of $252,000, or 11.5%, for the nine months ended September 30, 2018 in other expense is primarily related to costs incurred working out nonperforming loans.

As of September 30, 2018, total assets have increased $12.9 million, or 1.4%, to $915.2 million compared to $902.3 million at December 31, 2017. The primary reason for the increase is due to an increase in net loans partially offset by a decrease in cash and cash equivalents and investments in available-for-sale securities. Net loans increased $41.2 million, or 5.5%, to $783.3 million as of September 30, 2018 compared to $742.1 million at December 31, 2017. The increase in net loans was due to an increase in commercial loans of $60.4 million, or 25.1%. The decrease in cash and cash equivalents of $21.7 million, or 45.5%, was due to utilizing funds for loan growth. The decrease in investments in available-for-sale securities of $9.0 million, or 14.6%, resulted from a decrease in the fair value of the securities and principal pay downs.

Total liabilities increased $6.5 million, or 0.8%, due to increased borrowings and deposits. Deposits were $751.5 million as of September 30, 2018 representing an increase of $1.4 million, or 0.2%, compared to December 31, 2017. The primary reason for the increase in deposits was due to an increase of $9.4 million, or 3.1%, in NOW and demand deposits and an increase of $4.1 million, or 3.6%, in savings deposits partially offset by a decrease in time deposits of $10.8 million, or 10.5%. The increase in the NOW and demand deposits and savings deposits occurred primarily due to new account relationships. Time deposits decreased primarily due to the roll-off of brokered certificates of deposit. Borrowings increased $3.1 million, or 11.4%, to $29.9 million as of September 30, 2018 primarily due to loan growth funding.

As of September 30, 2018, shareholders’ equity was $122.1 million compared to $115.8 million at December 31, 2017, representing an increase of $6.4 million, or 5.5%. The increase is primarily due to net income of $6.5 million for the current year.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Massachusetts corporation that was formed in 2011 by The Provident Bank to be its holding company. Approximately 52.1% of Provident Bancorp, Inc. outstanding shares are owned by Provident Bancorp, a Massachusetts corporation and a mutual holding company. The Provident Bank, a subsidiary of Provident Bancorp, Inc., is an innovative, commercial bank that finds solutions for our business and private clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and private clients and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about The Provident Bank please visit our website www.theprovidentbank.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly reports on forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 978-834-8534

Executive Vice President/CFO

choule@theprovidentbank.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	September 30,	December 31,
(In thousands)	2018	2017
Assets	(unaudited)
Cash and due from banks	$9,899	$10,326
Short-term investments	16,089	37,363
Cash and cash equivalents	25,988	47,689
Investments in available-for-sale securities (at fair value)	52,476	61,429
Federal Home Loan Bank stock, at cost	1,925	1,854
Loans, net	783,292	742,138
Assets held-for-sale	-	3,286
Bank owned life insurance	26,055	25,540
Premises and equipment, net	14,943	10,981
Accrued interest receivable	2,584	2,345
Deferred tax asset, net	5,347	4,920
Other assets	2,561	2,083
Total assets	$915,171	$902,265

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$195,641	$186,222
Interest-bearing	555,829	563,835
Total deposits	751,470	750,057
Federal Home Loan Bank advances	29,902	26,841
Other liabilities	11,663	9,590
Total liabilities	793,035	786,488
Shareholders' equity:
Preferred stock; authorized 50,000 shares: no shares issued and outstanding	-	-
Common stock, no par value: 30,000,000 shares authorized; 9,662,181 shares issued, 9,629,506 shares outstanding at September 30, 2018 and 9,657,319 shares issued, 9,628,496 shares outstanding at December 31, 2017	-	-
Additional paid-in capital	45,572	44,592
Retained earnings	80,516	74,047
Accumulated other comprehensive (loss) income	(700)	589
Unearned compensation - ESOP	(2,679)	(2,857)
Treasury stock: 27,813 and 28,823 shares at September 30, 2018 and December 31, 2017, respectively	(573)	(594)
Total shareholders' equity	122,136	115,777
Total liabilities and shareholders' equity	$915,171	$902,265

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2018	2017	2018	2017
Interest and dividend income:	(unaudited)
Interest and fees on loans	$10,219	$8,403	$29,420	$23,547
Interest and dividends on securities	411	822	1,256	2,597
Interest on short-term investments	203	14	287	23
Total interest and dividend income	10,833	9,239	30,963	26,167
Interest expense:
Interest on deposits	1,225	783	3,154	2,031
Interest on Federal Home Loan Bank advances	204	222	522	633
Total interest expense	1,429	1,005	3,676	2,664
Net interest and dividend income	9,404	8,234	27,287	23,503
Provision for loan losses	1,421	1,012	2,715	2,467
Net interest and dividend income after provision for loan losses	7,983	7,222	24,572	21,036
Noninterest income:
Customer service fees on deposit accounts	380	376	1,081	1,053
Service charges and fees - other	502	492	1,551	1,481
Gain on sale of securities, net	-	1,851	-	2,391
Bank owned life insurance income	172	167	515	468
Other income	5	11	43	75
Total noninterest income	1,059	2,897	3,190	5,468
Noninterest expense:
Salaries and employee benefits	4,150	3,948	12,583	11,361
Occupancy expense	456	411	1,323	1,332
Equipment expense	118	149	361	456
FDIC assessment	75	75	226	216
Data processing	200	177	597	543
Marketing expense	54	81	168	231
Professional fees	274	227	851	656
Directors' fees	141	133	467	433
Other	755	713	2,434	2,182
Total noninterest expense	6,223	5,914	19,010	17,410
Income before income tax expense	2,819	4,205	8,752	9,094
Income tax expense	741	1,434	2,262	2,920
Net income	$2,078	$2,771	$6,490	$6,174

Earnings per share:
Basic	$0.22	$0.30	$0.70	$0.67
Diluted	$0.22	$0.30	$0.70	$0.67

Weighted Average Shares:
Basic	9,247,367	9,201,634	9,233,760	9,196,046
Diluted	9,355,410	9,213,056	9,309,712	9,196,046

Provident Bancorp, Inc.

Selected Financial Ratios

	For the three		For the nine
	months ended		months ended
	September 30,		September 30,
	2018	2017	2018	2017
(unaudited)
Performance Ratios:
Return on average assets (1)	0.90%	1.24%	0.96%	0.96%
Return on average equity (1)	6.82%	9.59%	7.26%	7.16%
Interest rate spread (1) (3)	4.01%	3.70%	4.01%	3.69%
Net interest margin (1) (4)	4.31%	3.89%	4.27%	3.87%
Non-interest expense to average assets (1)	2.70%	2.65%	2.81%	2.72%
Efficiency ratio (5)	59.48%	63.73%	62.37%	65.50%
Average interest-earning assets to
average interest-bearing liabilities	146.08%	141.03%	145.65%	141.72%
Average equity to average assets	13.20%	12.97%	13.24%	13.45%

	At	At	At
	September 30,	December 31,	September 30,
(unaudited)	2018	2017	2017
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans (2)	1.40%	1.30%	1.44%
Allowance for loan losses as a percent of non-performing loans	151.40%	108.02%	193.59%
Non-performing loans as a percent of total loans (2)	0.93%	1.20%	0.74%
Non-performing loans as a percent of total assets	0.80%	1.00%	0.61%
Non-performing assets as a percent of total assets (6)	0.80%	1.00%	0.61%

(1)	Annualized for the three months periods.
(2)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and OREO.